UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2010

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 17, 2010, Discover Financial Services announced that its wholly-owned subsidiary Discover Bank (“Discover”) and The Student Loan Corporation (“SLC”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Discover will acquire SLC through the merger of a wholly-owned subsidiary of Discover with and into SLC, with SLC surviving the merger as a wholly-owned subsidiary of Discover. The transaction is expected to close by the end of the calendar year, subject to closing conditions. At such time, the outstanding shares of SLC’s common stock will be converted into the right to receive $30 in cash, without interest (the “Merger Consideration”). SLC is 80% owned by Citibank, N.A. (“Citibank”) and 20% owned by public stockholders. The press release containing this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Concurrently with the entry into the Merger Agreement, SLC also entered into agreements with respect to two related asset sale transactions, one with SLM Corporation (“Sallie Mae”) pursuant to which SLC agreed to sell $28 billion of its Federal Family Education Loan Program (“FFELP”) student loans, constituting the majority of SLC’s FFELP portfolio, and another with Citibank, pursuant to which SLC agreed to sell $9 billion of its private student loans and other assets. These transactions are expected to occur just prior to the effectiveness of the merger. After consummation of these two transactions, SLC will hold only the private student loan assets and related liabilities described below.

In the transaction, Discover will effectively be acquiring: (i) the beneficial interests in securitization trusts formed for the purpose of holding the private student loans associated with public securitization transactions issued out of the SLC Private Student Loan Trust 2006-A, and private securitization transactions issued out of the SLC Private Student Loan Trusts 2010-A and 2010-B (collectively, the “Loans”), which Loans had an estimated book value at June 30, 2010 of approximately $4.2 billion, (ii) the cash reserves held in the securitization trusts associated with the Loans and (iii) certain fixed, tangible and intangible assets including, without limitation, SLC’s student loan origination business. Over 70% of the Loans are covered by insurance, and approximately 65% of the Loans are in repayment. Discover will also effectively assume securitization debt of approximately $3.4 billion associated with the Loans.

Concurrently with the entry into the Merger Agreement, Discover also entered into a Purchase Price Adjustment Agreement and an Indemnification Agreement with Citibank. Under the Purchase Price Adjustment Agreement, Citibank has agreed to pay Discover the amount, if any, by which the aggregate Merger Consideration exceeds the closing purchase price of the securitization trust certificates, plus the absolute value of all reimbursable liabilities, less all cash or cash equivalents reflected on the closing balance sheet (excluding any cash and cash equivalents taken into account in determining the closing purchase price of the securitization trust certificates). If the aggregate Merger Consideration is less than such amount, Discover would make a payment to Citibank. Under the terms of the Indemnification Agreement, CitiBank has agreed to indemnify Discover for liabilities and losses arising from and relating to (i) SLC’s asset sales to Sallie Mae and Citibank, (ii) failure of the issuers of the insurance policies covering the Loans to perform their obligations, and (iii) certain other events.

In addition, in connection with the closing of the merger, Discover expects to enter into a transition services agreement with Citibank and its affiliates providing for, among other things, the ongoing servicing of the private student loans sold to Discover as part of the Merger Agreement as well as the provision of certain services by Discover to Citibank and its affiliates.

Completion of the merger is subject to certain conditions including, among others, the approval of the Merger Agreement by SLC’s stockholders, the closing of SLC’s asset sale transactions with Sallie Mae and Citibank and any regulatory approvals. Discover and Citibank have entered into a voting agreement with regard to Citibank’s 80% voting interest in SLC in which Citibank has agreed to vote its entire interest in favor the Merger Agreement, subject to certain limitations. In connection with the merger, SLC has also agreed to customary provisions relating to the non-solicitation of alternative business combination transactions, subject to certain exceptions.

The Merger Agreement contains certain termination rights for both Discover and SLC and, further provides that, upon the termination of the Merger Agreement under specified circumstances, generally including an alternative business combination transaction, SLC will pay Discover a cash termination fee of up to 4% of the aggregate Merger Consideration. Further, Citibank has agreed to make certain compensating payments to Discover in the event Discover raises the Merger Consideration in response to any superior proposal.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Discover Financial Services Press Release dated September 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: September 17, 2010	By:	/s/ D. Christopher Greene
Name: D. Christopher Greene
Title: Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Discover Financial Services Press Release dated September 17, 2010